UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2023 (December 15, 2023)

Onconetix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41294	83-2262816
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 E. Fifth Street, Suite 1900 Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 620-4101

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.00001 per share	BWV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On December 21, 2023, Onconetix (as defined below) filed a Current Report on Form 8-K (the “Original Form 8-K”) with the SEC (as defined below). The sole purpose of this Current Report on Form 8-K/A is to amend the Original Form 8-K to (i) correct the number of Exchange Shares (as defined below) issued by Onconetix and (ii) include the number of shares of Buyer Common Stock issued and outstanding following the Closing. On December 15, 2023, in full payment for the Purchased Shares (as defined below), Onconetix issued shares (the “Exchange Shares”) consisting of: (i) 3,675,414 shares of Buyer Common Stock equal to approximately 19.9% of the total issued and outstanding Buyer Common Stock and (ii) 2,696,729 shares of Series B Convertible Preferred Stock convertible into 269,672,900 shares of Buyer Common Stock, as opposed to the number of Exchange Shares reflected in the Original Form 8-K. Following the Closing, 22,061,746 shares of Buyer Common Stock were issued and outstanding. Except as described above, all other information in the Original Form 8-K remains unchanged.

Item 1.01 Entry into a Material Definitive Agreement.

SHARE EXCHANGE AGREEMENT

This section describes the material provisions of the Share Exchange Agreement (as defined below) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Share Exchange Agreement, a copy of which is attached hereto as Exhibit 2.1. Unless otherwise defined herein, the capitalized terms used below are defined in the Share Exchange Agreement.

General Description of the Share Exchange Agreement

On December 15, 2023, Onconetix, Inc, a Delaware corporation f/k/a Blue Water Biotech, Inc. (“Onconetix” or the “Buyer”), entered into a Share Exchange Agreement (the “Share Exchange Agreement”), by and among (i) Onconetix, (ii) Proteomedix AG, a Swiss Company (“Proteomedix” or the “Company”), (iii) each of the holders of outstanding capital stock or Company Convertible Securities (other than Company Stock Options) named therein (collectively, the “Sellers”) and (iv) Thomas Meier, in the capacity as the representative of Sellers in accordance with the terms and conditions of the Share Exchange Agreement (the “Sellers’ Representative”).

Pursuant to the Share Exchange Agreement, subject to the terms and conditions set forth therein, the Sellers agreed to sell to Onconetix, and Onconetix agreed to buy, all of the issued and outstanding equity interests of Proteomedix (the “Purchased Shares”) in exchange for newly issued shares of common stock of Onconetix, par value $0.00001 per share (“Buyer Common Stock”), and newly issued shares of preferred stock of Onconetix, par value $0.00001 per share (“Series B Convertible Preferred Stock”), as further described below (the “Share Exchange” and the other transactions contemplated by the Share Exchange Agreement, the “Transactions”).

 The consummation (the “Closing”) of the Share Exchange was subject to customary closing conditions and the execution of the Subscription Agreement (as defined below) entered into with an investor (the “Investor”). The Share Exchange closed on December 15, 2023 (the “Closing Date”).

Consideration

In full payment for the Purchased Shares, Onconetix issued shares (the “Exchange Shares”) consisting of: (i) 3,675,414 shares of Buyer Common Stock equal to approximately 19.9% of the total issued and outstanding Buyer Common Stock and (ii) 2,696,729 shares of Series B Convertible Preferred Stock convertible into 269,672,900 shares of Buyer Common Stock. The aggregate value of the Exchange Shares at Closing was equal to approximately Seventy-Five Million U.S. Dollars ($75,000,000) (the “Exchange Consideration”) less the value of the Company Shares for which the Company Stock Options are exercisable immediately prior to the Closing, subject to adjustment for indemnification as described below. Following the Closing, 22,061,746 shares of Buyer Common Stock were issued and outstanding.

Tungsten Advisors acted as financial advisor to Proteomedix. As part of compensation for services rendered by Tungsten Advisors, $7,500,000 in Exchange Shares was issued to certain affiliates of Tungsten Advisors (the “Advisor Parties”) out of the total Exchange Consideration issued by Onconetix.

As a result of the Transactions, Proteomedix became a direct, wholly-owned subsidiary of Onconetix. It is anticipated that, following the Conversion (as defined below) and closing of the investment pursuant to the Subscription Agreement (as defined below), Sellers will own 79.8% of the outstanding equity interests of Onconetix, the Investor will own 5.9% of the outstanding equity interests of Onconetix and the stockholders of Buyer immediately prior to the Closing will own 5.4% of the outstanding equity interests of Onconetix.

Each option to purchase shares of Proteomdix (each, a “Company Stock Option”) outstanding immediately before the Closing, whether vested or unvested, remains outstanding until the Conversion unless otherwise terminated in accordance with its terms. At the Conversion, each outstanding Company Stock Option, whether vested unvested, shall be assumed by Onconetix and converted into the right to receive (a) an option to acquire shares of Buyer Common Stock (each, an “Assumed Option”) or (b) such other derivative security as Onconetix and Proteomedix may agree, subject in either case to substantially the same terms and conditions as were applicable to such Company Stock Option immediately before the Closing. Each Assumed Option shall: (i) represent the right to acquire a number of shares of Buyer Common Stock equal to the product of (A) the number of Company Common Shares that were subject to the corresponding Company Option immediately prior to the Closing, multiplied by (B) the Exchange Ratio; and (ii) have an exercise price (as rounded down to the nearest whole cent) equal to the quotient of (A) the exercise price of the corresponding Company Option, divided by (B) the Exchange Ratio.

Series B Convertible Preferred Stock

Upon Stockholder Approval, each share of Series B Convertible Preferred Stock shall automatically convert into 100 shares of Buyer Common Stock in accordance with the terms of the Certificate of Designation (the “Conversion”), a copy of which is attached hereto as Exhibit 4.1. If Stockholder Approval is not obtained by January 1, 2025, Onconetix shall be obligated to cash settle the Series B Convertible Preferred Stock, as described below.

Representations and Warranties

Onconetix, Proteomedix and the Sellers have made customary representations and warranties in the Share Exchange Agreement. The representations and warranties of Onconetix and Proteomedix shall survive until the Conversion and the representations and warranties of the Sellers shall survive until the first anniversary of the Closing.

Indemnification

Until the earlier of (i) Stockholder Approval or (ii) June 30, 2024 (the “Claim Deadline”), Onconetix may assert Claims against Proteomedix and Sellers for any and all Losses incurred by Onconetix with respect to: (i) any inaccuracy in or breach of any of the representations or warranties made by Proteomedix contained in the Share Exchange Agreement or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Proteomedix pursuant to the Share Exchange Agreement. Until the Claim Deadline, the Sellers’ Representative, acting on behalf of the Sellers, may assert Claims against Onconetix for any Loss incurred by the Sellers with respect to: (i) any inaccuracy in or breach of any of the representations or warranties of Onconetix contained in the Share Exchange Agreement or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Onconetix pursuant to the Share Exchange Agreement.

The number of shares of Buyer Common Stock issued upon Conversion shall be increased or decreased by a number determined by dividing the Net Adjustment by the ten-day volume-weighted average price (“VWAP”) of the Buyer Common Stock for the ten (10)-day period preceding the third day prior to the Closing Date and rounding down to the nearest whole share; provided, however, that (i) there shall be no adjustment to the number of shares of Buyer Common Stock issued upon Conversion if the Net Adjustment is less than $1,000,000 and (ii) the number of shares of Buyer Common Stock issued upon Conversion shall not be increased or decreased by more than 10% of the number of shares of Buyer Common Stock that would be issuable absent such adjustment. As used herein, “Net Adjustment” means the absolute value of the difference between the aggregate adjustment in favor of each party with respect to Losses that is agreed by Buyer and the Sellers’ Representative or determined by a mutually acceptable dispute resolution firm.

From and after the Closing and until the first anniversary of the Closing, Sellers, severally and not jointly, are required to indemnify Onconetix and its affiliates and their respective representatives (collectively, the “Buyer Indemnitees”) against (i) any inaccuracy in or breach of any of the representations or warranties of such Seller contained in the Share Exchange Agreement and (ii) breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to the Share Exchange Agreement. Any payment due from any Seller in respect of an indemnification claim by any Buyer Indemnitee shall solely be satisfied by recourse to the Exchange Shares and the shares of Buyer Common Stock issuable upon the Conversion, with each share of Buyer Common Stock valued at the same price per share of Buyer Common Stock used to determine the Exchange Ratio.

Covenants of the Parties

Each party to the Share Exchange Agreement agreed to use its commercially reasonable efforts to effect the Transactions. Onconetix agreed to use its commercially reasonable efforts to, as soon as practicable, obtain from each holder of more than five percent (5%) of Onconetix’s voting stock and each director and executive officer of Onconetix, a duly executed Stockholder Support Agreement (as defined below).

The Share Exchange Agreement contains certain covenants by each of the parties, to be observed during the period between Closing and Conversion, including covenants regarding: (1) the provision of access to properties, books and personnel; (2) delivery of Onconetix’s financial statements; (3) litigation support; (4) Onconetix’s public filings; (5) no insider trading; (6) further assurances; (7) public announcements; (8) confidentiality; (9) indemnification of directors and officers and tail insurance; (10) intended tax treatment of the Share Exchange; (11) Section 16 matters and (12) transfer taxes.

The parties agreed to take all necessary actions to cause Onconetix’s board of directors immediately after the Stockholder Approval (the Post-Stockholder Approval Buyer Board) to consist of five directors, including: (i) two persons who are designated by Onconetix and reasonably acceptable to Proteomedix; and (ii) three persons who are designated by Proteomedix and reasonably acceptable to Onconetix.

The issuance of the Conversion Shares, amendment of Onconetix’s certificate of incorporation to authorize sufficient additional shares of Buyer Common Stock to permit the Conversion and the appointment of the Post-Stockholder Approval Buyer Board requires the approval of Onconetix’s stockholders. Onconetix agreed to prepare and file with the Securities and Exchange Commission (“SEC”) a proxy statement (a “Proxy Statement”) for the purpose of soliciting proxies from the stockholders of Onconetix for the matters to be acted on at the special meeting of the stockholders of Onconetix. Onconetix also agreed to prepare a registration statement on Form S-1 or Form S-4 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of Buyer Securities to be issued under the Share Exchange Agreement and containing a Proxy Statement.

Sellers, Onconetix and Proteomedix agreed to, at the election of Onconetix or upon the request of CFIUS, submit to CFIUS a joint declaration or notice with respect to the Transactions as promptly as practicable, but in no event later than sixty (60) days after the date of the Share Exchange Agreement. The parties, in cooperation with each other, agreed to use reasonable best efforts to take all such actions within their respective powers to obtain the approval of CFIUS (“CFIUS Approval”), and, without limiting the foregoing, the parties agreed to, after reasonable negotiation efforts, agree to such requirements or conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, CFIUS Approval, including entering into a mitigation agreement, letter of assurance, or national security agreement, but provided: (1) the parties shall have no obligation to (A) propose, negotiate, commit to or effect, by consent decree, hold separate order, agreement or otherwise, the sale, transfer, license, divestiture or other disposition of, any of the businesses, product lines or assets of Onconetix or any of its affiliates or of the Sellers, (B) terminate existing, or create new, relationships, contractual rights or obligations of Onconetix or its affiliates, (C) effect any other change or restructuring of Onconetix or its affiliates, or (D) otherwise take or commit to take any actions reasonably expected to have a material adverse effect on the operation of the business of the Sellers or that interfere with Onconetix’s ability to control Proteomedix or Onconetix’s ability to direct the management and policies of the business of the Proteomedix in any material respect; and (2) Proteomedix and the Sellers agreed not take or agree to take any of the foregoing actions without the prior written consent of Onconetix.

The parties agreed to use commercially reasonable best efforts to (i) ensure that the application for Onconetix’s change of control (“Nasdaq Change of Control Application”) is filed with The Nasdaq Stock Market LLC (“Nasdaq”) and (ii) to respond to any questions from Nasdaq with respect to the Nasdaq Change of Control Application promptly following receipt of such questions, but in no event later than ten (10) business days following receipt of such questions.

During the time between Closing and the Conversion, Onconetix also agreed, and agreed to cause its Subsidiaries, to conduct their respective businesses in the ordinary course of business in all material respects and agreed to covenants regarding operation of their respective businesses, including covenants related to (i) amendments to Onconetix’s organizational documents; (ii) recapitalization of Onconetix’s equity interests; (iii) issuance of additional securities; (iv) incurrence of additional indebtedness; (v) material changes to tax elections; (vi) amendments or termination of material contracts; (vii) records and books; (viii) establishment of any Subsidiary or entry into a new line of business; (ix) maintenance of insurance policies; (x) revaluation of material assets or material changes in accounting methods, principles or policies except to the extent to comply with U.S. GAAP; (xi) waiver or settlement of any claim, action or proceeding, other than waivers not in excess of $500,000; (xii) acquisition of equity interests or assets, or any other form of business combination, outside of the ordinary course of business; (xiii) capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate; (xiv) adoption of a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; (xv) voluntarily incurrence of any liability or obligation in excess of $500,000 individually or $1,000,000 in the aggregate other than pursuant to the terms of a Contract in existence as of the date of the Share Exchange Agreement or entered into in the ordinary course of business, except in connection with a Permitted Financing; (xvi) sale, lease, license or otherwise dispose of any material portion of Onconetix properties, assets or rights; (xvii) entry into any agreement, understanding or arrangement with respect to the voting of Buyer Common Stock, except in connection with a Permitted Financing; (xviii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or (xix) authorize or agree to do any of the foregoing actions.

“Permitted Financing” means one or more debt or equity financing transactions consummated by and funded into Onconetix during the time between Closing and the Conversion resulting in aggregate gross proceeds of no greater than $25 million.

Governing Law

The Share Exchange Agreement is governed by the laws of the State of Delaware.

Terms of the Series B Convertible Preferred Stock

The terms of the Series B Convertible Preferred Stock, as described in the Certificate of Desingation, are as follows:

Voting. The shares of Series B Convertible Preferred Stock carry no voting rights except: (i) with respect to the election of the Proteomedix Director (as described below) and (ii) that the affirmative vote of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock (the “Majority Holders”), acting as a single class, shall be necessary to (A) alter or change adversely the powers, preferences or rights given to the Series B Convertible Preferred Stock, (B) alter or amend the Certificate of Designation, or amend or repeal any provision of, or add any provision to, Onconetix’s certificate of incorporation or bylaws, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Convertible Preferred Stock, (C) issue further shares of Series B Convertible Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series B Convertible Preferred Stock, or (D) authorize or create any class or series of stock, or issue shares of any class or series of stock, that has powers, preferences or rights senior to the Series B Convertible Preferred Stock

Proteomedix Director.  The Majority Holders, voting exclusively and as a separate class, shall be entitled to elect one (1) director of Onconetix. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the Series B Convertible Preferred Stock . If the holders of Series B Convertible Preferred Stock fail to elect a director, then any directorship not so filled shall remain vacant until such time as the holders of the Series B Convertible Preferred Stock elect a person to fill such directorship; and no such directorship may be filled by stockholders of Onconetix other than by the holders of Series B Convertible Preferred Stock. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock shall constitute a quorum for the purpose of electing such director.

Redemption. The shares of Series B Convertible Preferred Stock are not redeemable by Onconetix.

Liquidation Preference. Upon a liquidation, dissolution or winding-up of Onconetix, whether voluntary or involuntary (a “Liquidation”), the holders of Series B Convertible Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of Onconetix the same amount that a holder of Buyer Common Stock would receive if such Holder’s Series B Convertible Preferred Stock were fully converted to Buyer Common Stock at the Conversion Ratio (as defined below) plus an additional amount equal to any dividends declared but unpaid to such shares, which amounts shall be paid pari passu with all holders of Buyer Common Stock.

Dividends. The holders of the Series B Convertible Preferred Stock shall be entitled to receive, dividends on shares of Series B Convertible Preferred Stock (on an as-if-converted-to-common-stock basis) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Buyer Common Stock payable in the form of Buyer Common Stock) actually paid on shares of the Buyer Common Stock when, as and if such dividends (other than dividends payable in the form of Buyer Common Stock) are paid on shares of the Buyer Common Stock.

Conversion.  Following Stockholder Approval, each share of Series B Convertible Preferred Stock shall be converted into shares of Buyer Common Stock (the “Conversion Shares”) at a ratio of 100 Conversion Shares for each share of Series B Convertible Preferred Stock (the “Conversion Ratio”). All shares of Series B Convertible Preferred Stock  shall automatically and without any further action required be converted into Conversion Shares at the Conversion Ratio upon the latest date on which (i) Onconetix has received the Stockholder Approval with respect to the issuance of all of the shares of Buyer Common Stock issuable upon Conversion in excess of 20% of the issued and outstanding Buyer Common Stock on the Closing Date and (ii) Onconentix has effected an increase in the number of shares of Buyer Common Stock authorized under its certificate of incorporation, to the extent required to consummate the Transactions.

Cash Settlement. If, at any time after the earlier of the date of the Stockholder Approval or January 1, 2025 (the earliest such date, the “Cash Settlement Date”), Onconetix (x) has obtained the Stockholder Approval but fails to or has failed to deliver to a holder certificate or certificates representing the Conversion Shares, or deliver documentation of book entry form of (or cause its transfer agent to electronically deliver such evidence) Conversion Shares on or prior to the fifth business day after the date of the Stockholder Approval, or (y) has failed to obtain the Stockholder Approval, Onconetix shall, in either case, at the request of the holder setting forth such holder’s request to cash settle a number of shares of Series B Convertible Preferred Stock , pay to such holder an amount in cash equal to (i) the Fair Value (as defined below) of the shares of Series B Convertible Preferred Stock set forth in such request multiplied by (ii) the Conversion Ratio in effect on the trading day on which the request is delivered to Onconetix, with such payment to be made within two (2) business days from the date of the request by the holder, whereupon, after payment in full thereon by Onconetix, Onconetix’s obligations to deliver such shares underlying the request shall be extinguished. “Fair Value” of shares shall be fixed with reference to the last reported closing stock price on the principal trading market of the Buyer Common Stock on which the Buyer Common Stock is listed as of the trading day on which the request is delivered to Onconetix.

Certain Adjustments. If Onconetix, at any time while the Series B Convertible Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Buyer Common Stock; (B) subdivides outstanding shares of Buyer Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Buyer Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Buyer Common Stock outstanding immediately after such event and of which the denominator shall be the number of shares of Buyer Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). If, at any time while the Series B Convertible Preferred Stock is outstanding, either (A) Onconetix effects any merger or consolidation of Onconetix with or into another person or any stock sale to, or other business combination with or into another person (other than such a transaction in which Onconetix is the surviving or continuing entity and holds at least a majority of the Buyer Common Stock after giving effect to the transaction and its Buyer Common Stock is not exchanged for or converted into other securities, cash or property), (B) Onconetix effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by Onconetix or another person) is completed pursuant to which more than 50% of the Buyer Common Stock not held by Onconetix or such person is exchanged for or converted into other securities, cash or property, or (D) Onconetix effects any reclassification of the Buyer Common Stock or any compulsory share exchange pursuant to which the Buyer Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, in connection with such Fundamental Transaction, the holders of Series B Convertible Preferred Stock shall receive in the Fundamental Transaction, the same kind and amount of securities, cash or property that a holder of Buyer Common Stock would receive if such holder’s Series B Convertible Preferred Stock were fully converted to Buyer Common Stock, plus an additional amount equal to any dividends declared but unpaid to such shares, which amounts shall be paid pari passu with all holders of Buyer Common Stock in the Fundamental Transaction (the “Alternate Consideration”). If holders of Buyer Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders of Series B Convertible Preferred Stock shall be given the same choice as to the Alternate Consideration it receives in such Fundamental Transaction.

Lock-Up Agreement

Simultaneously with the execution of the Share Exchange Agreement, the Sellers and the Advisor Parties, as shareholders of Proteomedix, entered into Lock-Up Agreements (each, a “Lock-Up Agreement”). Pursuant to each Lock-Up Agreement, each signatory thereto will agree not to, during the period commencing from the Closing Date and ending on the 6-month anniversary of the date of Stockholder Approval: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, the Exchange Shares or the Conversion Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Exchange Shares or the Conversion Shares, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of the Exchange Shares or the Conversion Shares or other securities, in cash or otherwise (subject to certain exceptions).

A copy of the form of Lock-Up Agreement is filed as Exhibit 10.1, and is incorporated herein by reference, and the foregoing description of the form of Seller Lock-Up Agreement is qualified in its entirety by reference thereto.

Non-Competition and Non-Solicitation Agreement

Simultaneously with the execution of the Share Exchange Agreement, certain executive officers (each, a “Management Shareholder”) of Proteomedix each entered into a non-competition and non-solicitation agreement (collectively, the “Non-Competition and Non-Solicitation Agreements”) with Onconetix. Under the Non-Competition and Non-Solicitation Agreements, each Management Shareholder agreed not to compete with Proteometix, and after the Closing, Onconetix, and their respective affiliates during the three-year period following the Closing and, during such three-year restricted period, not to solicit employees or customers of such entities. Each Non-Competition and Non-Solicitation Agreement also contains customary confidentiality and non-disparagement provisions.

A copy of the form of Non-Competition and Non-Solicitation Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference, and the foregoing description of the form of Non-Competition and Non-Solicitation Agreement is qualified in its entirety by reference thereto.

Stockholder Support Agreement

Simultaneously with the execution of the Share Exchange Agreement, Onconetix, Proteomedix and certain directors of Onconetix who are stockholders of Onconetix, entered into a Stocholder Support Agreement (the “Stockholder Support Agreement”), pursuant to which, among other things, each such stockholder of Buyer has agreed (a) to support the adoption of the Share Exchange Agreement and the approval of the Transactions, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions.

A copy of the form of Stockholder Support Agreement is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference, and the foregoing description of the form Stockholder Support Agreement is qualified in its entirety by reference thereto.

Stockholder Subscription Agreement

In connection with the Transactions, on December 15, 2023, Onconetix entered into a Subscription Agreement (the “Subscription Agreement”) with the Investor for a private placement of $5.0 million of units (the “Units”), each unit comprised of (i) one share of Common Stock and (ii) one pre-funded warrant (collectively, the “Warrants”) to purchase 0.3 shares of Common Stock at an exercise price of $0.001 per share, for an aggregate purchase price per Unit of $0.25 (the “Purchase Price”). Additional shares are issuable to the Investor to the extent the Investor continues to hold Common Stock included in the Units and if the VWAP during the 270 days following closing is less than the Purchase Price, as set forth in the Subscription Agreement.

The offering is expected to close following stockholder approval of the issuance of the Conversion Shares. Within 30 days after closing, Onconetix will file a resale registration statement with the SEC registering the resale of the Common Stock issuable pursuant to the Subscription Agreement and the Warrants.

A copy of the form of Subscription Agreement is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference, and the foregoing description of the Subscription Agreement is qualified in its entirety by reference thereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1	Share Exchange Agreement, dated December 15, 2023, by and among Onconetix, Proteomedix AG, Thomas Meier and the Sellers (incorporated by reference to the Original Form 8-K).
3.1	Certificate of Amendment to Onconetix’s Second Amended and Restated Certificate of Incorporation (incorporated by reference to the Original Form 8-K).
3.2	Fourth Amended and Restated Bylaws of Onconetix, Inc. (incorporated by reference to the Original Form 8-K)
4.1	Certificate of Designation of Series B Convertible Preferred Stock (incorporated by reference to the Original Form 8-K).
10.1	Form of Lock-Up Agreement, dated as of December 15, 2023, by and among Onconetix and certain stockholders of Proteomedix (incorporated by reference to the Original Form 8-K).
10.2	Form of Non-Competition and Non-Solicitation Agreement, dated as of December 15, 2023, by and among Onconetix and certain stockholders of Proteomedix (incorporated by reference to the Original Form 8-K).
10.3	Form of Stockholder Support Agreement, dated December 15, 2023, by and among Onconetix, Proteomedix, and certain stockholders of Proteomedix (incorporated by reference to the Original Form 8-K).
10.4	Form of Subscription Agreement, dated December 15, 2023, by and among Onconetix, Proteomedix, and the Investor (incorporated by reference to the Original Form 8-K).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Onconetix, Inc.

Date: December 27, 2023	By:	/s/ Dr. Neil Campbell
Dr. Neil Campbell
Chief Executive Officer